EXHIBIT 11

                                TEXACO INC. AND SUBSIDIARY COMPANIES
                          COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      FOR THE SIX AND THREE MONTHS ENDED JUNE  30, 1994 AND 1993
                      ----------------------------------------------------------
                             (Millions of dollars, except per share amounts)


                                                                            (Unaudited)
                                                           ---------------------------------------------
                                                            For the six months      For the three months
                                                              ended June 30,          ended June 30,

                                                           ---------------------------------------------
                                                             1994        1993 (a)    1994        1993 (a)
Primary Net Income Per Common Share                        -------     -------     -------     -------
- -----------------------------------

   Net income from continuing operations                   $   317     $   593     $   115     $   312

   Net loss from discontinued operations                       (87)         (6)        (87)         (3)
                                                           -------     -------     -------     -------

   Net income	                                               230         587          28         309

   Preferred stock dividend requirements                       (49)        (51)        (25)        (24)
                                                           -------     -------     -------     -------

   Primary net income available for common stock           $   181     $   536     $     3     $   285
                                                           =======     =======     =======     =======

   Average number of primary common shares
     outstanding (thousands)                               259,230     258,824     259,275     258,848
                                                           =======     =======     =======     =======

   Primary net income per common share                     $   .70     $  2.07     $   .01     $  1.10
                                                           =======     =======     =======     =======


Fully Diluted Net Income Per Common Share
- -----------------------------------------

   Net income	                                           $   230     $   587     $    28     $   309

   Preferred stock dividend requirements of non-dilutive
      issues and adjustments to net income associated
      with dilutive securities                                 (49)         (9)        (25)         (4)
                                                           -------     -------     -------     -------

   Fully diluted net income                                $   181     $    57     $     3     $   305
                                                           =======     =======     =======     =======

   Average number of primary common shares
      outstanding (thousands)                              259,230     258,824     259,275     258,848

   Additional shares outstanding assuming full
      conversion of dilutive convertible securities
      into common stock (thousands):
         Convertible debentures                                  -         148           -         148
         Series B ESOP Convertible
            Preferred Stock                                      -      10,526           -      10,506
         Series C Variable Rate Cumulative
            Preferred Stock                                      -       4,454           -       4,454
         Series E Variable Rate Cumulative
            Preferred Stock                                      -       6,370           -       6,370
         Series F ESOP Convertible
            Preferred Stock                                      -         698           -         697
         Other                                                   -          81           -          77
                                                           -------     -------     -------     -------

   Average number of fully diluted common
      shares outstanding (thousands)                       259,230     281,101     259,275     281,100
                                                           =======     =======     =======     =======

   Fully diluted net income per common share               $   .70     $  2.06     $   .01     $  1.08
                                                           =======     =======     =======     =======


(a) Results for 1993 have been reclassified to separately identify discontinued chemical operations (see Note 1).
